Exhibit 99.1

American Financial Group, Inc. Announces Second Quarter Results

•	Net earnings per share of $2.99; includes $0.17 per share income from non-core items

•	Second quarter core net operating earnings per share of $2.82

•	Record second quarter pretax P&C operating income of $350 million

•	Second quarter annualized ROE of 20.3%; core operating ROE of 19.2%

•	Second quarter growth in net written premiums of 6%

•	Overall average renewal rate increases, excluding workers’ compensation, of approximately 5%

CINCINNATI – August 4, 2026 – American Financial Group, Inc. (NYSE: AFG) today reported 2026 second quarter net earnings of $248 million ($2.99 per share) compared to $174 million ($2.07 per share) for the 2025 second quarter. Net earnings included after-tax non-core gains of $14 million ($0.17 per share). By comparison, net earnings for the 2025 second quarter included after-tax non-core losses of $5 million ($0.07 per share loss). Annualized return on equity was 20.3% and 15.0% for the second quarters of 2026 and 2025, respectively, and is calculated excluding accumulated other comprehensive income (AOCI). Other details may be found in the table on the following page.

Core net operating earnings were $234 million ($2.82 per share) for the 2026 second quarter, compared to $179 million ($2.14 per share) in the 2025 second quarter. The year-over-year increase reflects higher underwriting profit and higher returns in AFG’s alternative investment portfolio. Additional details for the 2026 and 2025 second quarters may be found in the table below. Core net operating earnings for the second quarters of 2026 and 2025 generated annualized returns on equity of 19.2% and 15.5%, respectively, which is calculated excluding AOCI.

	Three months ended June 30,
Components of Pretax Core Operating Earnings	2026	2025	2026	2025	2026	2025
In millions, except per share amounts	Before Impact of		Alternative		Core Net Operating
	Alternative Investments		Investments		Earnings, as reported
P&C Pretax Core Operating Earnings	$300	$265	$50	$8	$350	$273
Other expenses	(26)	(27)	—	—	(26)	(27)
Holding company interest expense	(24)	(19)	—	—	(24)	(19)

Pretax Core Operating Earnings	250	219	50	8	300	227
Related provision for income taxes	56	46	10	2	66	48

Core Net Operating Earnings	$194	$173	$40	$6	$234	$179

Core Operating Earnings Per Share	$2.34	$2.07	$0.48	$0.07	$2.82	$2.14
Weighted Avg Diluted Shares Outstanding	83.0	83.5	83.0	83.5	83.0	83.5

AFG’s book value per share was $58.14 at June 30, 2026. AFG repurchased $26 million of its Common Stock (average price of $129.85 per share) and paid cash dividends of $0.88 per share during the second quarter. For the three and six months ended June 30, 2026, AFG’s growth in book value per share plus dividends was 4.8% and 6.3%, respectively.

Book value per share excluding AOCI was $59.85 at June 30, 2026. For the three and six months ended June 30, 2026, AFG’s growth in book value per share excluding AOCI plus dividends was 5.0% and 8.1%, respectively.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies, and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Components of net earnings:
Core operating earnings before income taxes	$300	$227	$557	$421
Pretax non-core items:
Realized gains (losses)	16	2	(2)	5

Earnings before income taxes	316	229	555	426
Provision for income taxes:
Core operating earnings	66	48	117	90
Non-core items	2	7	(1)	8

Total provision for income taxes	68	55	116	98

Net earnings	$248	$174	$439	$328

Net earnings:
Core net operating earnings(a)	$234	$179	$440	$331
Non-core items:
Realized gains (losses)	14	2	(1)	4
Other	—	(7)	—	(7)

Net earnings	$248	$174	$439	$328

Components of earnings per share:
Core net operating earnings(a)	$2.82	$2.14	$5.29	$3.96
Non-core items:
Realized gains (losses)	0.17	0.02	(0.01)	0.05
Other	—	(0.09)	—	(0.09)

Diluted net earnings per share	$2.99	$2.07	$5.28	$3.92

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “AFG’s strong underwriting margins, healthy premium growth and higher P&C net investment income set a new second quarter record for pretax P&C operating income. This level of performance contributed to an annualized core operating return on equity of 19%. These results, coupled with effective capital management and our entrepreneurial, opportunistic culture and disciplined operating philosophy enable us to continue to create value for our shareholders.

Messrs. Lindner continued: “AFG continued to have significant excess capital at June 30, 2026. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our capital will be deployed into AFG’s core businesses as we identify the potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated a 91.5% combined ratio in the second quarter of 2026, an improvement of 1.6 points from the 93.1% reported in the second quarter of 2025. Second quarter 2026 results include 1.8 points related to catastrophe losses, compared to 2.3 points in the 2025 second quarter. Second quarter 2026 results benefited from 3.4 points of favorable prior year reserve development, compared to 0.7 points in the second quarter of 2025.

Underwriting profit was $144 million for the 2026 second quarter compared to $114 million for the 2025 second quarter. Higher year-over-year underwriting profit in our Property and Transportation Group was the driver of this increase.

Second quarter 2026 gross and net written premiums were up 7% and 6%, respectively, when compared to the second quarter of 2025. This quarterly increase highlights the benefit of diversification across our 36 businesses, particularly as some markets in the P&C industry have softened. We achieved year-over-year premium growth in each of our Specialty P&C Groups overall as a result of new business opportunities, a favorable renewal rate environment, and increased exposures – while maintaining discipline and focusing on underwriting profitability.

Average renewal pricing across our P&C Group, excluding workers’ compensation, was up 5% on average for the quarter, consistent with pricing increases achieved in the first quarter. Average renewal rates including workers’ compensation were up approximately 4% overall, about a point higher than the previous quarter. We believe we are achieving overall renewal rate increases that enable us to meet or exceed targeted returns.

The Property and Transportation Group reported an underwriting profit of $57 million in the second quarter of 2026, compared to $27 million in the second quarter of 2025, reflecting higher underwriting profit in our transportation and agricultural businesses. Catastrophe losses in this group were $12 million in both the second quarters of 2026 and 2025. Overall, the businesses in the Property and Transportation Group achieved a 90.3% calendar year combined ratio in the second quarter, an improvement of 4.9 points from the comparable period in 2025.

Second quarter 2026 gross and net written premiums in this group were 8% and 5% higher, respectively, than the comparable prior year. The increase is primarily attributable to growth in crop insurance products with higher premium cessions, along with new business opportunities, higher exposures, and a favorable rate environment in several of our transportation businesses. Overall renewal rates in this group increased approximately 8% in the second quarter of 2026, two points higher than the pricing achieved in this group for the first quarter of 2026.

The Specialty Casualty Group reported underwriting profit of $45 million in the second quarter of 2026, compared to $49 million in the second quarter of 2025. Higher profitability in our general liability businesses focused on energy, construction and environmental risks, along with our excess and surplus and targeted markets businesses, was more than offset by lower profitability in our workers compensation and executive and professional liability businesses. Underwriting profitability in our workers’ compensation and professional liability businesses continues to be very strong. The businesses in the Specialty Casualty Group achieved a solid 94.5% calendar year combined ratio in the second quarter of 2026, 0.6 points higher than the 93.9% reported in the comparable period in 2025.

Second quarter 2026 gross and net written premiums in this group increased 5% and 6%, respectively, when compared to the same prior year period. New business opportunities, increased exposures and higher rates drove the year-over-year increase in many of our Specialty Casualty businesses. Excluding workers’ compensation, renewal pricing for this group was up approximately 4% in the second quarter. Pricing in this group, including workers’ compensation, was up about 2%.

The Specialty Financial Group reported an underwriting profit of $42 million in the second quarter of 2026, compared to $38 million in the second quarter of 2025, due primarily to higher underwriting profitability in our financial institutions, fidelity / crime, and surety businesses. Catastrophe losses for this group were $10 million in the second quarter of 2026 compared to $19 million in the prior year quarter. This group continued to achieve excellent underwriting margins and reported a combined ratio of 85.6% for the second quarter of 2026, 0.5 points better than the 86.1% reported in the comparable period in 2025.

Second quarter 2026 gross and net written premiums were both up 10% in this group when compared to the prior year period, primarily due to growth in our financial institutions business. Renewal pricing in this group decreased less than 1% in the second quarter, reflecting the strong margins earned on these businesses overall.

Carl Lindner III stated, “I am very pleased with the 44% increase in underwriting profit in the first six months of the year, and happy to see our teams executing on opportunities to grow while achieving renewal rate increases that are helping us meet targeted returns. These results position us well as we enter the second half of the year.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

Net Investment Income – Net investment income in our property and casualty insurance operations for the three months ended June 30, 2026 established a new second quarter record, increasing 23% year-over-year. The year-over-year increase was primarily attributable to higher yields on our portfolio of alternative investments. Property and casualty net investment income excluding the impact of alternative investments was flat when compared to the 2025 second quarter.

The annualized return on alternative investments was approximately 7.1% for the 2026 second quarter compared to 1.2% for the prior year quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments and generally are reported on a quarter lag. The average annual return on alternative investments over the five calendar years ended December 31, 2025, was approximately 11%. Longer term, we continue to remain optimistic regarding the prospects of attractive returns from our alternative investment portfolio, with an expectation of annual returns averaging 10% or better.

In April 2026, AFG reached definitive agreements to sell the Charleston Harbor Resort & Marina. Subject to receipt of necessary third-party approvals and satisfaction of customary closing conditions, the transaction is expected to close in the third quarter of 2026. AFG currently expects to recognize a pretax core operating gain of approximately $125 million on the sale. This transaction was not contemplated in AFG’s original business plan assumptions.

Non-Core Net Realized Gains (Losses) – AFG recorded second quarter 2026 net realized gains of $14 million ($0.17 per share) after tax, which included $10 million ($0.12 per share) in after-tax net gains to adjust equity securities that the Company continued to own at June 30, 2026, to fair value. By comparison, AFG recorded second quarter 2025 net realized gains of $2 million ($0.02 per share) after tax.

After-tax unrealized losses related to fixed maturities were $116 million at June 30, 2026. Our portfolio continues to be high quality, with 97% of our fixed maturity portfolio rated investment grade and 98% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions, and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: the risks and uncertainties AFG describes in the “Risk Factors” section of its most recent Annual Report on Form 10-K, as updated by its other reports filed with the Securities and Exchange Commission; whether or not the sale of Charleston Harbor Resort & Marina closes and AFG’s net gain as a result of the sale; changes in financial, political and economic conditions, including changes in interest and inflation rates and impacts from tariffs or other trade actions, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business or reputation and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; and the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2026 second quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, August 5, 2026. Event registration and access provides two ways to access the call.

Participants should register for the call here now or any time up to and during the time of the call and will immediately receive the dial-in number and a unique PIN to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC, CPA (inactive)

Vice President – Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2026-12

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenues
Net earned premiums	$1,694	$1,647	$3,303	$3,227
Net investment income	221	184	408	357
Realized gains (losses) on securities	16	2	(2)	5
Income of managed investment entities:
Investment income	69	68	136	144
Gain (loss) on change in fair value of assets/liabilities	1	(4)	(19)	(7)
Other income	29	27	58	54

Total revenues	2,030	1,924	3,884	3,780
Costs and expenses
Losses & loss adjustment expenses	1,000	1,007	1,906	1,972
Commissions and other underwriting expenses	560	534	1,116	1,064
Interest charges on borrowed money	24	19	47	38
Expenses of managed investment entities	58	60	116	128
Other expenses	72	75	144	152

Total costs and expenses	1,714	1,695	3,329	3,354

Earnings before income taxes	316	229	555	426
Provision for income taxes	68	55	116	98

Net earnings	$248	$174	$439	$328

Diluted earnings per common share	$2.99	$2.07	$5.28	$3.92

Average number of diluted shares	83.0	83.5	83.1	83.7

Selected Balance Sheet Data:	June 30, 2026	December 31, 2025
Total Cash and investments	$17,069	$17,182
Long-term debt	$1,821	$1,820
Shareholders’ equity(b)	$4,821	$4,820
Shareholders’ equity (excluding AOCI)	$4,963	$4,870
Book value per share(b)	$58.14	$57.78
Book value per share (excluding AOCI)	$59.85	$58.38
Common Shares Outstanding	82.9	83.4

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2026	2025		2026	2025
Gross written premiums	$2,850	$2,653	7%	$5,285	$4,944	7%

Net written premiums	$1,915	$1,803	6%	$3,579	$3,414	5%

Ratios (GAAP):
Loss & LAE ratio	58.9%	61.1%		57.6%	61.1%
Underwriting expense ratio	32.6%	32.0%		33.3%	32.5%

Specialty Combined Ratio	91.5%	93.1%		90.9%	93.6%

Combined Ratio – P&C Segment	91.6%	93.1%		91.0%	93.6%

Supplemental Information (c):
Gross Written Premiums:
Property & Transportation	$1,351	$1,247	8%	$2,350	$2,144	10%
Specialty Casualty	1,119	1,062	5%	2,208	2,130	4%
Specialty Financial	380	344	10%	727	670	9%

	$2,850	$2,653	7%	$5,285	$4,944	7%

Net Written Premiums:
Property & Transportation	$797	$759	5%	$1,393	$1,322	5%
Specialty Casualty	812	765	6%	1,601	1,537	4%
Specialty Financial	306	279	10%	585	555	5%

	$1,915	$1,803	6%	$3,579	$3,414	5%

Combined Ratio (GAAP):
Property & Transportation	90.3%	95.2%		89.1%	94.0%
Specialty Casualty	94.5%	93.9%		95.1%	95.8%
Specialty Financial	85.6%	86.1%		82.8%	86.5%
Aggregate Specialty Group	91.5%	93.1%		90.9%	93.6%

	Three months ended June 30,			Six months ended June 30,
	2026	2025		2026	2025
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(42)	$(13)		$(89)	$(32)
Specialty Casualty	(1)	10		(1)	22
Specialty Financial	(14)	(9)		(37)	(22)

Specialty Group	(57)	(12)		(127)	(32)
Other	2	1		2	1

Total Reserve Development	$(55)	$(11)		$(125)	$(31)

Points on Combined Ratio:
Property & Transportation	(7.0)	(2.2)		(8.0)	(3.0)
Specialty Casualty	(0.1)	1.2		(0.1)	1.4
Specialty Financial	(5.1)	(3.2)		(6.5)	(3.9)
Aggregate Specialty Group	(3.4)	(0.7)		(3.9)	(1.0)
Total P&C Segment	(3.3)	(0.7)		(3.8)	(1.0)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Core Operating Earnings before Income Taxes:
P&C Insurance Segment	$350	$273	$659	$519
Interest and other corporate expenses	(50)	(46)	(102)	(98)

Core operating earnings before income taxes	300	227	557	421
Related income taxes	66	48	117	90

Core net operating earnings	$234	$179	$440	$331

b)

Shareholders’ Equity at June 30, 2026, includes ($142 million) ($1.71 per share loss) in Accumulated Other Comprehensive Income (Loss) compared to ($50 million) ($0.60 per share loss) at December 31, 2025.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products, and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus and excess liability; general liability for the energy, construction and environmental industries; executive and professional liability; specialty coverages in targeted markets, and workers’ compensation insurance.

•

Specialty Financial includes primarily risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.